EXHIBIT 10.2

Steven J. Gilbert
Gilman + Ciocia, Inc.
2420 Enterprise Road
Clearwater, FL 33763

Dear Steve:

Per our discussion, the purpose of this letter is to outline the compensation structure for your relationship with Gilman + Ciocia, Inc. and affiliates (the "Company").

Role: Personal production, lead by example and be a statesman for the Company.

Responsibilities:       Personal production.

                        Coordinate the Weekly Sales Call.

                        Speak at Company functions as requested. This would be in a similar capacity and level of time commitment as Jim Ciocia (ten or less days per year).

                        Develop our joint venture with a mutually agreeable IMO partner to sell Fixed and Index annuities through agents recruited through the joint venture.

Commission Rate:        52.5% payout. You will decide, at your discretion, how
                        to allocate the payout between yourself, Paul and Peggy.

Joint Venture:          50% of Joint Venture overrides earned by the Company on
                        representatives newly recruited through the Joint
                        Venture.

Contract Fee:           Amount: Up to $400,000, paid at the rate of $5,128 per
                        bi-weekly pay period for up to 78 bi weekly pay periods.
                        Payment shall be tied to maintaining a quarterly production level equal to at least 75% of your average quarterly production for the prior calendar year, as described below.

                        Term: Seven years.

                        Early Termination Fee: Should you leave the Company for any reason, or your production for any quarter commencing with the quarter ending March 31, 2005 is less than 75% of your average quarterly production for the prior calendar year, payment of the Contract Fee will cease and you would owe the Company an early termination fee determined as follows:

                        o     Quarters ended through March 31, 2008
                                                            100% of Contract Fee

                        o     Quarters ended June 30, 2008 through March 31,
                              2009                           80% of Contract Fee

                        o     Quarters ended June 30, 2009 through March 31,
                              2010                           60% of Contract Fee

                        o     Quarters ended June 30, 2010 through March 31,
                              2011                           40% of Contract Fee

                        o     Quarters ended June 30, 2011 through March 31,
                              2012                           20% of Contract Fee

AFP:

The Company will provide you a payment of $6,000 per semi monthly commission pay period from the second commission pay period in February, 2005 through the first commission pay period in May, 2005 (the "Payment Period"). On the May 15, 2005 commission cycle, the Company will produce a reconciliation of your actual AFP fees earned for the Payment Period verses these payments. Should there be a deficit (which seems highly unlikely), you would owe the Company a fee equal to the amount of the deficit.


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Conclusion:

I believe that this structure provides the means for you to continue to fill a big leadership role within the Company while focusing on those activities that will generate personal income.

Please indicate your agreement by signing below. We will start you on this new compensation plan upon your execution. This letter will supercede any current compensation arrangements with the Company.

I think we have worked well through this transition and look forward to a long and mutually profitable future together.

Sincerely,


GILMAN + CIOCIA, INC.

By: /s/ Michael P. Ryan
Michael P. Ryan
President & CEO

Acknowledged and Agreed:


/s/ Steven J. Gilbert
Steven J. Gilbert

MPR:llm


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